Exhibit 6.1

**CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (i) IS NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.**

SERVICES AND MEMBERSHIP PURCHASE AGREEMENT: REVIVAL AI LLC

This Services and Membership Purchase Agreement (the “Agreement”) is made effective as of the 28th day of October 2019 (the “Effective Date”) by and between William J. Robinson III and Kristin Robinson (each a “Seller” and collectively, the “Sellers”), whose address is 13593 Park Meadows Dr., Peyton, CO 80831-4144; Revival AI LLC (the “Company”), whose address is 11605 Meridian Market View U124#254, Falcon, CO 80831; and Model Rocket LLC, a Nevada limited liability company (the “Buyer”), whose mailing address is 63 Keystone Ave., #103, Reno, NV 89503. The Sellers, the Company, and the Buyer may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

Recitals

A. WHEREAS, the Company is a Colorado limited liability company; and

B.  WHEREAS, William J. Robinson III owns 500 Units of membership interest in the Company, which is equal to fifty percent (50%) of the total membership interest in the Company; and

C.  WHEREAS, Kristin Robinson owns 500 Units of membership interest in the Company, which is equal to fifty percent (50%) of the total membership interest in the Company; and

D.  WHEREAS, Sellers collectively own 1,000 Units of membership interest in the Company, which is equal to one hundred percent (100%) of the total membership interest in the Company; and

E.  WHEREAS, the Company desires to receive certain services from the Buyer; and

F.  WHEREAS, the Sellers, collectively, desire to sell 100 Units of membership interest in the Company (the “Membership Interest”), which is equal to ten percent (10%) of the membership interest in the Company, to the Buyer as partial consideration for the services that the Buyer will provide to the Company, and the Buyer desires to purchase the Membership Interest upon the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers, the Company, and the Buyer agree as follows:

1.  Services.

a.  The Buyer shall perform the services for the Company that are set forth in Exhibit A, attached (the “Services”). In consideration of the Buyer’s performance of the Services, the Buyer shall issue invoices to the Company consistent with the provisions of Exhibit A, and the Company shall remit payment on those invoices to the Buyer consistent with the provisions of Exhibit A; provided, however, that neither the Buyer’s invoices for the Services nor the Company’s obligation to pay for the Services shall exceed $65,000.00 in the aggregate.

b.  Time for Performance. The Time for Performance under this Section 1 is 5:00 PM Mountain Time on March 31, 2020. The Buyer shall perform all Services on or before the Time for Performance.

2.  Sale and Purchase of Membership Interest. The Sellers shall sell, and the Buyer shall purchase, the Membership Interest as set forth in this Section 2.

a.  Additional Consideration for Performance of Services. As additional consideration for the Buyer’s performance of the Services, the Sellers shall transfer the Membership Interest to the Buyer upon the Buyer’s successful completion of all of the Services on or before the Time for Performance.

b.  Form of Transfer of Membership Interest. The Sellers shall transfer the Membership Interest to the Buyer as follows: William J. Robinson III and Kristin Robinson will each transfer 50 Units of membership interest in the Company to the Buyer.

c.  Sale and Purchase Contingent on Performance of Services. The Sellers’ duty to transfer the Membership Interest pursuant to this Section 1 is contingent on the Buyer’s successful completion of the Services on or before the Time for Performance. In the event that the Buyer does not successfully complete the Services on or before the Time for Performance, then (i) the Sellers will have no duty to transfer the Membership Interest to the Buyer, and (ii) the Buyer’s only consideration for performing the Services will be the Company’s payment of the Buyer’s invoices, as set forth in this Section 1, which shall not exceed $65,000.00 in the aggregate.

3.  Remedies.

a.  Company’s and Sellers’ Remedies. In the event that the Buyer (a) fails to perform when due any of its obligations under this Agreement or (b) breaches any of its covenants, representations, or warranties set forth herein, the Sellers and the Company shall have the right to seek remedies for breach of this Agreement or seek any other remedies at law or equity.

b.  Buyer’s Remedies. In the event that the Sellers (a) fail to perform when due any of their obligations under this Agreement or (b) breach any of their covenants, representations, or warranties set forth herein, the Buyer shall have the right to (a) seek remedies for breach of this Agreement or (b) seek any other remedies at law or equity.

c.  Remedies Not Exclusive. The Sellers’, the Company’s, and the Buyer’s remedies under this Agreement shall not be exclusive of any other remedies the Company, the Sellers, or the Buyer might have arising or relating to the Buyer’s performance of the Services.

4.  Representations and Warranties of the Company and the Sellers. The Company and the Sellers represent and warrant to the Buyer as follows:

a.  The Sellers are the owners of the Membership Interest being sold by way of this Agreement, the Sellers have full power and authority to sell, transfer, assign, and convey the Membership Interest to Buyer free and clear of all liens, pledges, encumbrances, restrictions or rights of any other parties, and there are no outstanding options, contracts, or commitments with respect to any portion of the Membership Interest owned by the Sellers other than in accordance with the terms and conditions of this Agreement.

b. The Company (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado; (b) is properly licensed or registered, and has all necessary corporate powers and authority to own its properties and assets and carry on its business as now being conducted; and (c) is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary.

c.  Neither the Company nor the Sellers have publicly advertised the Membership Interest for sale.

d.  Neither the Company nor the Sellers have engaged in general solicitation of investors to purchase the Membership Interest.

5.  Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and the Company as follows:

a.  The Buyer has the full power and authority to enter into this Agreement. This Agreement has been duly authorized, executed, and delivered by the Buyer, and this Agreement constitutes legal, valid, and binding obligations of the Buyer enforceable in accordance with their respective terms.

b.  The Buyer has enough knowledge and experience in finance and business matters to be a “sophisticated investor” (i.e., able to evaluate the risks and merits of an investment) for purposes of its purchase of the Membership Interest.

c.  The Company has furnished or otherwise made available to the Buyer financial statement information and non-financial statement information regarding the Company sufficient to provide the Buyer with an understanding of the Company, its business, and the Membership Interest.

d.  The Buyer has enough knowledge and experience in finance and business matters such that it is able to bear any and all economic risks relating to its purchase of the Membership Interest.

e.  The Buyer is acquiring the Membership Interest for investment and not with a view toward distribution or sale thereof.

f.  The Buyer agrees that it will not resell or distribute the Membership Interest to the public.

g.  The Buyer is not aware of any public advertising for the sale of the Membership Interest.

h.  The Buyer is not aware of any general solicitation of the Membership Interest by the Company or the Sellers.

6.  Indemnification. The Company and the Sellers shall indemnify, defend, and hold harmless the Buyer from and against any and all claims, liability, judgments, awards, losses, damages, costs, or expenses (including reasonable attorneys’ and accountants’ fees) arising out of or resulting from (a) a breach or nonfulfillment by the Company or the Sellers of any covenant, agreement, or warranty herein and (b) the material inaccuracy of any representation made or granted by the Company or the Sellers herein. The Buyer shall indemnify, defend, and hold harmless the Company and the Sellers from and against any and all claims, liability, judgments, awards, losses, damages, costs, or expenses (including reasonable attorneys’ and accountants’ fees) arising out of or resulting from (a) a breach or nonfulfillment by the Buyer of any covenant, agreement, or warranty herein and (b) the material inaccuracy of any representation made or granted by the Buyer herein.

7.  Survival of Representations and Warranties. All representations and warranties made hereunder shall be accurate in all material respects and binding upon the respective parties on the date of this Agreement and shall survive the delivery of the Membership Interest sold hereunder.

8.  Operating Agreement. The Buyer agrees to be bound by the Operating Agreement of the Company upon the close of its purchase of the Membership Interest.

9.  Members’ Agreement. The Buyer agrees to be bound to the Members’ Agreement or Revival AI LLC upon the close of its purchase of the Membership Interest.

10.  Registration of Membership Interest. The Parties hereby stipulate and agree that the Membership Interest has not and will not be registered under any state of federal securities laws, and the sale of the Membership Interest is exempt from such registration.

11.  Conditions Precedent to the Obligations of Buyer. The obligations of the Buyer with respect to the purchase of the Membership Interest shall be subject to the fulfillment, or the waiver by Buyer, at or prior to the date of the Closing of the following conditions:

a.  The representations and warranties of the Company and the Sellers contained in this Agreement shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

b.  The Company and the Sellers have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Company and the Sellers prior to or at the Closing.

12.  Conditions Precedent to Each of Seller’s Obligations. The obligations of the Sellers with respect to the sale of the Membership Interest shall be subject to the fulfillment, or the waiver by the Sellers, at or prior to the date of the Closing of the following conditions:

a.  The representations and warranties of the Buyer contained in this Agreement shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

b.  The Buyer shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

13.  Closing. The final closing of the sale of the Membership Interest shall take place at the offices of the Company at such time following the Time for Performance and at such place as the Parties hereto may mutually agree such time and event herein referred to as the “Closing.”

14.  Other Provisions.

a.  Governing Law. This Agreement, and all other disputes or issues arising from or relating to this Agreement, shall be governed by the laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction. The Parties expressly agree to resolve any disputes arising from or relating to this Agreement in a court of competent jurisdiction located within the State of Colorado and, as such, consent to personal jurisdiction, venue, and subject matter jurisdiction before said court.

b.  Entire Agreement. This Agreement contains the entire agreement between the Parties with regard to the matters set forth therein and supersedes any and all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

c.  Modifications of Agreement. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the Party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the Parties arising out of or affecting this Agreement, or the rights or obligations of the Parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

d.  Attorneys’ Fees. In the event that a civil action, arbitration, or other legal proceeding is brought by a Party to enforce any part of this Agreement or to determine any rights of any of the Parties hereunder, the prevailing Party in any such proceeding shall be awarded reasonable attorneys’ fees, expenses, and costs incurred.

e.  Assignment. Neither this Agreement, nor the rights or obligations of the Parties hereto, may be assigned or delegated in whole or in part; provided, however, that this Agreement and any of the Company’s rights hereunder may be assigned to a parent, subsidiary, or affiliated company or to a successor company by acquisition, merger, reorganization, or consolidation or to a purchaser of all, or a substantial portion, of the Company’s assets, if such assignee or successor in interest shall expressly assume all of the obligations of the Company hereunder.

f.  Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court of competent jurisdiction concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

g.  Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the Party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

h.  Construction/Headings. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The recitals to this Agreement are hereby incorporated by reference as if fully set forth herein.

i.  Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, and all of which when executed shall constitute one and the same instrument. In addition, this Agreement may be executed by facsimile or electronically transmitted signature, which shall be deemed binding on the Parties. Copies of this Agreement shall have the same cause and effect as an original, and the Parties expressly waive any right to assert that such copies fail to comply with Rule 1002 and/or Rule 1003 of the Colorado Rules of Evidence, or any equivalent rule of law or evidence of any other jurisdiction.

j.  Successors. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their successors in interest. Nothing in this Agreement is intended to confer upon any other person or entity any rights or remedies under or by reason of this Agreement.

k.  Representations. Each Party has carefully read the foregoing Agreement, knows and understands its contents, and agrees to it freely. The Parties acknowledge and agree that they have been represented and advised by independent counsel of their choice throughout all negotiations which preceded the execution of this Agreement. Accordingly, no provision of this Agreement shall be construed against any Party to this Agreement because that Party, or its counsel, drafted or assisted in the drafting of the provision. This Agreement and all of its terms shall be construed equally as to all Parties hereto.

l.  Authority. Each signatory to this Agreement hereby represents and warrants that he or she has the authority to enter into this Agreement for his or herself and/or on behalf of the persons/entities for whom he or she is signing.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date:

THE COMPANY:

Revival AI LLC

/s/ William J. Robinson III
By:	William J. Robinson III
Its:	Manager

/s/ Kristin Robinson
By:	Kristin Robinson
Its:	Manager

THE SELLERS:

William J. Robinson III

/s/ William J. Robinson III

Kristin Robinson

/s/ Kristin Robinson

THE BUYER:

Model Rocket LLC

/s/ Rob Rodriguez
By:	Rob Rodriguez
Its:	Manager

/s/ Jon Thies
By:	Jon Thies
Its:	Manager

**CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (i) IS NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.**

Executive Summary

Revival AI is revolutionizing the Bible industry through artificial intelligence-driven, auto-customizing technology that enables the total customization of a single Bible. This customization includes text font and size, translation selection, study and devotional tools, creeds, additional note pages, genealogy, etc.

For the purpose of this document, the focus shall be on the initial Minimum Viable Product that will allow users to create a custom Bible made up of:

●	A translation (initially MEV, KJ3, PNVKJB, Geneva Bible, and four public domain – 8 total)
●	Cross-references (auto-aligned with verse on outer page edge)
●	Study notes (auto-aligned with verse at the bottom of the page)
●	Footnotes (auto-aligned with verse at the bottom of the page directly under Bible text)
●	Custom font size & type for text/headings/sub-headings (20 font options, including the Dyslexie font)
●	Add optional creeds, prayers, genealogy table, Pilgrim’s Progress, etc. (at back of Bible with customizable font/text size)
●	Add custom dedication page to front of the Bible with optional church logo
●	Choose if additional pages are put at the back of Bible, or interspersed between the books of the Bible.
●	Option to select the Words of Christ in Red (or not)

About Model Rocket

Jon Thies

With a keen eye for simple, innovative solutions to complex problems, Jon is passionate about leading Model Rocket to develop systems that can have a global impact by leveraging his background in Machine Learning, Cloud Infrastructure and Data Science. Before founding Model Rocket, Jon was CTO and founder of Qwasi Inc. QWASI activates high volumes of real time data points for companies in a wide variety of industries. Prior to founding QWASI, Jon founded Net6 which was acquired by Citrix Systems in 2004. At Net6 and later at Citrix, Jon provided technical leadership of the mobile and Voice Over IP application gateway products. With key involvement as a Research Scientist and Lead Architect at Citrix, Jon provided strategic guidance and leadership in future product development. Before founding Net6, Jon was a member of the Artificial Intelligence Laboratory at Lockheed Martin, Advanced Technologies Laboratories. At Lockheed, Jon developed his unique approach to solving today’s highly complex technical problems with intelligence based solutions. Jon holds a bachelor’s degree in computer science and intelligent systems from Taylor University as well as a master’s degree in computer science and engineering from the University of Pennsylvania.

Confidential	Model Rocket Confidential

Rob Rodriguez

Rob’s expertise has always been in designing something fast and just making it work. He has worked in software research and development for over 20 years with several Fortune 500 corporations, including Citrix, Cisco Systems, and Dell Computer, as well as academic institutions like Stanford University. He has expertise in leading product development in areas ranging from network security to enterprise storage to IoT. In 2004, Rob co-invented the Net6 SSL-VPN which was acquired by Citrix Systems and quickly climbed to the top of Gartner Magic Quadrant as one of the most success network security products of the time. As part of the Advanced Products group with Citrix, Rob developed many underlying technologies like a neural-net based OCR, used across product suites. In 2009, Rob leveraged this experience and developed an image compression library for a startup that was acquired by Dell that quickly became a leading tool used by major social media networks to deal with the exponential amount of data flooding into their systems. Rob holds 19 granted patents in technology across various segments, and degrees in Computer Engineering and Psychology.

The Model Rocket Difference

Model Rocket has operated successfully in the vCTO space since 2015. Our success, and high customer retention rate come from our ability to adapt to the unique needs of each individual client.

Technology Overview

Model Rocket prefers to build platforms using Cloud Native architecture. This implies that the delivered product can run in nearly any execution environment, including a local Docker or Kubernetes cluster, AWS Lambda, ECS, or EKS, Microsoft Azure, or IBM BlueMix. The reasoning behind this is we do not want to lock our clients into particular vendors.

Proposed Solution Architecture

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Platform Architecture

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Project Management

Model Rocket uses a development method based on Agile process. We operate in two-week development sprints that drive to provide the client with quantifiable milestone results at the end of every cycle. Furthermore, the beginning of every cycle is an opportunity for the client to adjust expectations. Our estimates and timelines are based on these cycles.

Confidential	Model Rocket Confidential

Communication

Our team will communicate frequently, with at least one call (via Zoom) per week to update the client on the state of the project for the current sprint. We will also invite your team to our Slack, using a secure private chat channel to discuss issues and the project related items. This channel will be reviewed and moderated by your Model Rocket team during normal business hours.

Additionally we will provide a semi-weekly breakdown chart of all work performed for the sprint.

Project Tracking

Model Rocket uses a project management tool called Jira for tracking customer projects and tasks. This provides us the ability to track our sprints as well as resource utilization. Depending on the scope and size of the project, you may receive an invitation to this platform.

Project Resources

The Model Rocket project team will comprise of the following types of team members:

●	vCTO
●	Technical Lead - Full Stack Engineer
●	Application Developer
●	Quality Assurance Engineer (part-time)

These resources will be available, but may not participate in every sprint.

vCTO

The vCTO will assume all responsibility for the technical design, requirements, scope management, and project deliverables. This individual will also serve as the point of contact for the Revival AI project staff during the project, and will hold weekly project status meetings and provide weekly written status reports.

Full-Stack Engineer

The application development team is responsible for implementation of the back end technical design and implementation, design of the data model, unit testing and documentation. These senior developers shall have at least 6 years of experience building client/server systems and highly scalable applications, with at least 3 years of experience conducting cloud based implementations. They report directly to the vCTO of the project.

Confidential	Model Rocket Confidential

Application Developers

Mobile application developers have extensive experience building both web and mobile based applications. These developers have specialized knowledge relating to the UI/UX standards mandated by each platform and work to build beautiful, top-down user interfaces that are intuitive for application users. Mobile application developers report directly to the technical lead of the project.

Quality Assurance Engineers

Quality assurance (QA) team members provide feedback about technical design decisions, write use cases, and generate and execute the test plan. QA team members have technical backgrounds with the ability to write software to automate testing and ensure that the developed software is security hardened and horizontally scalable. The QA team reports directly to the technical lead of the project.

Project Timeline

The project will be delivered in several phases to ensure a successful rollout. Each phase consists of multiple, two-week “sprints” that provide visibility into the project’s progress to the client. Model Rocket will attempt to reuse or port any existing components to the best of their ability, though they may not be compatible with the standards infrastructure.

At the outset of each Sprint, the team vCTO will set forth the specific tasks that the team must resolve in a Sprint Planning Meeting. These tasks, each no longer than three days in length, will correspond to the use cases detailed in the functional requirements section of the SRS document.

Risks and Assumptions

In order to realize the proposed schedule, Model Rocket has made the following assumptions:

1.	The client makes staff available to answer questions from the team during the project lifecycle, and provide Model Rocket with feedback from deliverables.
2.	The client purchases any software licenses necessary to support ongoing development of the project, including cloud-based fees for hosting.

Proposed Schedule

The following schedule is subject to change based upon a prioritization discussion with Revival AI.

Confidential	Model Rocket Confidential

Phase 1: Discovery

Estimated Time: 2 weeks (1 sprint)

In this phase, the Model Rocket team will design and develop the core API platform, this entails designing the API methods, models, and the database SQL scripts. This phase also includes documenting the final specifications, and setting up the initial cloud infrastructure.

The final specifications will include an MVP (minimum viable product) agreement between Revival AI and Model Rocket, stating the exact details of the functionality and deliverables.

Resources: vCTO

Milestones: Internal

Phase 2: Infrastructure

Estimated Time: 2 weeks (1 sprints)

The second phase entails setting building and deploying the initial API services, the API clients and the database as well as the initial back-office tools.

Resources: Technical Lead

Milestones: API Clients, Back-Office Portal

Phase 3: Development

Estimated Time: 6 weeks (3 sprints)

This phase is where the majority of the work will be performed for the application. The initial UI framework will be developed, application templates will be chosen, and the application will be developed to alpha stage functionality. Model Rocket will design and develop the Revival AI user interface and initial layout flows. The platform will be essentially feature complete at the end of this phase.

Resources: Full-Stack Engineer, Application Developer, Quality Assurance Engineer

Milestones: Web Front-End Beta

Phase 4: Delivery

Estimated Time: 4 Weeks (2 sprints)

This is the project close down phase where the TPA will be integrated and published to a public portal interface.

Resources: Full Team

Milestones: API Clients, Back-Office Portal

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Ongoing Maintenance

Following delivery and acceptance of the second phase of the project, Model Rocket is interested in working with Revival AI to develop additional ways to further leverage the infrastructure developed in the project. This includes additional features to track treatment progress, data mining activities, machine learning algorithm implementation, and other activities which will be directed at the client’s discretion on a Time and Materials (T&M) basis based on the vCTO hourly rate as detailed below.

A separate maintenance or development agreement will be warranted to continue the engagement.

Items that will be covered during the maintenance period include:

●	Data mining activities and machine learning algorithms
●	Real-time system and data monitoring and outcomes analysis
●	System failover and backups, disaster recovery
●	Development operations (DevOps) and administration of the cloud servers
●	Software updates with additional requested functionality
●	Database and query optimizations

Project Costs

The following estimate is time and materials and is subject to change if new scope or requirements are added to the project. Please note that, with the exception of vCTOs and graphics designers, Model Rocket does not provide developers on an hourly or daily basis. All other team members are provided on a two-week sprint basis.

The total cost to complete the project is estimated to be $85,000.

These costs do not include system maintenance, cloud fees, hardware or Internet connectivity fees. These costs shall be assumed by Revival AI.

All invoices will be issued at the end of each sprint must be paid within 14 calendar days of receipt of invoice.

All rates for resources assigned to the project are listed below. All rates are listed in US dollars and subject to the terms and conditions of the Master Service Agreement (MSA). Discounts are applicable for minimum contractual commitments of 6 months and 12 months.

Role	Rates (sprint)	Rates (hourly)
vCTO	$8,800 / sprint	$150 / hour
Technical Lead	$7,600 / sprint	Not applicable
Full Stack Application Developer	$6,000 / sprint	Not applicable
Mobile Application Developer	$5,200 / sprint	Not applicable
Quality Assurance Engineer	$4,000 / sprint	Not applicable
Graphic Designer	$4,000 / month	$35 / hour

Team members work from 8:00am to 6:00pm with an hour for lunch and follow their local calendar for work days. All monthly rates are inclusive of local holidays. Most of our staff are located in Reno, NV (PST), though we have members in the Philadelphia area (EST).

Confidential	Model Rocket Confidential

All timelines are estimates and a best effort to foresee complications that may arise during discovery and testings. Therefore, the actual delivery time may vary. However, Model Rocket agrees this variance to be less than 40% and will communicate when timelines need to be modified should deviations arise.

Infrastructure Costs

During the development period Model Rocket will establish a sub-account for Revival AI in AWS. Model Rocket will make every effort to develop using free-tier products in AWS. However, there are some anticipated infrastructure costs during the development period. Model Rocket shall provide a detailed break down but will only bill Revival AI for costs over $40/month.

Prior to production release Revival AI will be expected to provide billing information directly to Amazon to begin paying all costs associated with their platform. Model Rocket will work with Revival AI to create a budget in AWS to help manage and scale costs.

Production Environment

Listed below are the primary services that would be utilized for the platform. These are base-cost estimates based on a per 100k active users. Certain variables such as traffic are difficult to estimate at this time but maybe 50-250% of base costs depending on utilization.

Component	Purpose	Est. Cost / month
RDS	Database	$250
Fargate	Compute	$200
ECS	Container services	$0
ELB	Load Balancer	$40
S3	Storage (not including traffic)	$50
MR	Authentication, user, and document management services	$100
	Total	$640

Partnership Agreement

This proposal is open to furthering the relationship between Model Rocket and Revival AI with the formation of a partnership between RevivalAI (RA) and Model Rocket (MR), wherein Revival AI shall issue Model Rocket 10% of Revival AI stock, contingent on completion of the initial phase to market. This agreement shall be drawn by legal counsel to chosen by William Robinson. In return for this, MR shall provide the labor and services at a reduced cost, estimated at 25% for the duration of the project. Revival AI will responsible for payments with a cap of $65,000, after which the costs will be covered by Model Rocket until delivery. Delivery is defined as the components, per this document, being publicly available to users.

Confidential	Model Rocket Confidential